EX-99.1

Contacts:
Karian Wong	Charlie Vaida
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3182
investorrelations@irobot.com	cvaida@irobot.com

iRobot Reports Third-Quarter 2023 Financial Results

BEDFORD, Mass., November 7, 2023 – iRobot Corp. (NASDAQ: IRBT), a leader in consumer robots, today announced its financial results for the third quarter ended September 30, 2023.

Q3 2023 Financial Performance Highlights
•Revenue for the third quarter of 2023 was $186.2 million, compared with $278.2 million in the same period last year.
◦Geographically, third-quarter 2023 revenue declined 42% in the U.S, 35% in Japan and 1% in EMEA over the same period last year.
◦Revenue from mid-tier robots (with an MSRP between $300 and $499) and premium robots (with an MSRP of $500 or more) represented 81% of total robot sales in the third quarter of 2023 versus 76% from the same period last year.
◦We estimate that iRobot's third-quarter 2023 revenue from e-commerce, which spans the Company's own website and app, dedicated e-commerce websites and the online arms of traditional retailers, decreased approximately 27% from the same period last year and represented approximately 61% of third-quarter 2023 revenue. iRobot's direct-to-consumer (DTC) revenue of $37 million in the third quarter of 2023 decreased 8% from the prior-year third quarter.
•GAAP operating expenses for the third quarter of 2023 were $107.5 million, compared with GAAP operating expenses of $144.8 million in the same period last year. Third-quarter 2023 non-GAAP operating expenses were $90.1 million, compared with non-GAAP operating expenses of $112.8 million in the same period last year. The decrease in operating expenses is attributable to cost-reduction actions in August 2022 and February 2023, along with careful expense management and scaled back working media.
•GAAP operating loss for the third quarter of 2023 was ($59.5) million, compared with GAAP operating loss of ($68.4) million in the same period last year. Non-GAAP operating loss for the third quarter of 2023 was ($40.6) million, compared with non-GAAP operating loss of ($34.5) million in the same period last year. The Company's operating loss reflected the impact of decreased revenue and a lower gross margin, partially offset by the benefit of expense management. The decrease in gross margin of 2 percentage points in the third quarter of 2023, compared with the same period last year, was impacted by lower leverage on fixed costs and increased promotional activities, partially offset by improved channel mix. Sequentially compared with Q2 2023, gross margin increased 3 percentage points, reflecting improved product and channel mix and reduced rework costs despite lower leverage on fixed costs. We also benefitted from lower ocean freight costs from our new products.

•GAAP net loss per share for the third quarter of 2023 was ($2.86), compared with GAAP net loss per share of ($4.71) in the same period last year. Non-GAAP net loss per share was ($2.82) for the third quarter of 2023, compared with non-GAAP net loss per share of ($1.78) in the same period last year.
•During the third quarter, the Company received $188.2 million, net of debt issuance costs, from its new term loan that matures on July 24, 2026. The loan proceeds received will be used to fund the Company's on-going operations. As of September 30, 2023, the Company's cash and cash equivalents were $189.6 million, compared with $58.0 million as of July 1, 2023, and $117.9 million at the end of 2022.
•The Company's inventory balance was $244.5 million as of September 30, 2023, compared with $285.3 million at the end of 2022. GAAP days in inventory (DII) was 161 days, compared with 95 days at the end of 2022. Non-GAAP DII was 163 days, compared with 96 days at the end of 2022. iRobot plans to use its on-hand inventory to help fulfill anticipated fourth-quarter 2023 orders.

Third-Quarter and Recent Business Highlights
•During the third quarter of 2023, iRobot introduced multiple new products and digital technologies to markets worldwide.
◦On August 28, 2023, iRobot introduced the Roomba Combo® j5+ and Roomba Combo® i5+ robot vacuum and mops, giving customers more choice when it comes to an iRobot 2-in-1 floor cleaning solution.
◦On September 11, 2023, iRobot expanded its product lineup further with the introductions of the Roomba Combo® j9+ robot vacuum and mop and Roomba® j9+ robot vacuum. iRobot also introduced thoughtful iRobot OS features Dirt Detective and SmartScrub, our latest cleaning automation features.
•iRobot's expanded product lineup and digital features have received positive reviews and media coverage by Reviewed, Vacuum Wars, The Verge, Engadget, Gear Patrol, Digital Trends, TechRadar, Les Numériques, El Confidencial, Süddeutsche Zeitung, My Navi News and Business Insider Japan among many other media outlets worldwide.
•iRobot was listed as one of U.S. News and World Report's "Best Companies to Work For."
•iRobot products were featured in Amazon's Prime Big Deal Days event, which was held October 10-11, 2023. The Company's products received favorable Prime Big Deal Days related media coverage in outlets including TODAY, Good Morning America, CNN Underscored, Good Housekeeping, Frandroid, El Mundo, Stern and Mirror.
•The Company's community of engaged, connected customers who have opted-in to its digital communications grew 18% to 19.3 million, from the third quarter of 2022.

Proposed Merger with Amazon
On July 24, 2023, iRobot entered into a $200 million financing facility to fund its ongoing operations. At the same time, iRobot and Amazon amended the existing terms of their merger agreement to reflect a reduction in the price per share. For Amazon, the change in price per share is expected to be largely offset by the increase in iRobot's net debt under the new financing facility. On October 12, 2023, iRobot's stockholders approved and adopted the amended merger agreement at the Company's special meeting of stockholders.

In light of the pending transaction with Amazon, which was originally announced on August 5, 2022, iRobot will not hold a financial results conference call, and its practice of providing financial guidance remains suspended.

About iRobot Corp.
iRobot is a global consumer robot company that designs and builds thoughtful robots and intelligent home innovations that make life better. iRobot introduced the first Roomba robot vacuum in 2002. Today, iRobot is a global enterprise that has sold millions of robots worldwide. iRobot's product portfolio features technologies and advanced concepts in cleaning, mapping and navigation. Working from this portfolio, iRobot engineers are building robots and smart home devices to help consumers make their homes easier to maintain and healthier places to live. For more information about iRobot, please visit www.irobot.com.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company's current expectations, estimates and projections about its business and industry, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "could," "seek," "see," "will," "may," "would," "might," "potentially," "estimate," "continue," "expect," "target," similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the ability of the parties to consummate the proposed transaction with Amazon.com, Inc in a timely manner or at all; (ii) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction; (iii) potential delays in consummating the proposed transaction; (iv) the ability of the Company to timely and successfully achieve the anticipated benefits of the proposed transaction; (v) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (vi) the impact of the COVID-19 pandemic and various global conflicts on the Company's business and general economic conditions; (vii) the Company's ability to implement its business strategy; (viii) significant transaction costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) the risk that disruptions from the proposed transaction will harm the Company's business, including current plans and operations; (xi) the ability of the Company to retain and hire key personnel; (xii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (xiii) legislative, regulatory and economic developments affecting the Company's business; (xiv) general economic and market developments and conditions; (xv) the evolving legal, regulatory and tax regimes under which the Company operates; (xvi) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect the Company's financial performance; (xvii) restrictions during the pendency of the proposed transaction that may impact the Company's ability to pursue certain business opportunities or strategic transactions; (xviii) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, (xviv) current supply chain challenges including current constraints in the availability of certain semiconductor components used in our products; (xx) the financial strength of our customers and retailers; (xxi) the impact of tariffs on goods imported into the United States; and (xxii) competition, as well as the Company's response to any of the aforementioned factors. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" in the Company's most recent annual and quarterly reports filed with the SEC and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time and available at www.sec.gov. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability and similar risks, any of which could have a material adverse effect on the Company's financial condition, results of operations, or liquidity. The forward-looking statements included herein are made only as of the date hereof. The Company does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

iRobot Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Revenue	$186,176	$278,191	$583,036	$825,511
Cost of revenue:
Cost of product revenue	137,871	200,947	444,106	558,111
Amortization of acquired intangible assets	292	837	864	2,533
Total cost of revenue	138,163	201,784	444,970	560,644
Gross profit	48,013	76,407	138,066	264,867
Operating expenses:
Research and development	37,239	41,425	117,137	125,893
Selling and marketing	41,744	60,273	142,002	197,355
General and administrative	28,350	31,508	90,245	84,585
Amortization of acquired intangible assets	174	11,568	529	12,603
Total operating expenses	107,507	144,774	349,913	420,436
Operating loss	(59,494)	(68,367)	(211,847)	(155,569)
Other expense, net	(19,113)	(979)	(24,217)	(19,906)
Loss before income taxes	(78,607)	(69,346)	(236,064)	(175,475)
Income tax expense	598	59,020	5,053	26,718
Net loss	$(79,205)	$(128,366)	$(241,117)	$(202,193)

Net loss per share:
Basic	$(2.86)	$(4.71)	$(8.73)	$(7.44)
Diluted	$(2.86)	$(4.71)	$(8.73)	$(7.44)

Number of shares used in per share calculations:
Basic	27,738	27,264	27,608	27,159
Diluted	27,738	27,264	27,608	27,159

Stock-based compensation included in above figures:
Cost of revenue	$838	$548	$2,226	$1,574
Research and development	3,355	2,797	8,737	7,657
Selling and marketing	1,384	1,658	4,221	4,800
General and administrative	3,798	3,274	10,696	9,477
Total	$9,375	$8,277	$25,880	$23,508

iRobot Corporation
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$189,649	$117,949
Accounts receivable, net	73,457	66,025
Inventory	244,509	285,250
Other current assets	49,234	59,076
Total current assets	556,849	528,300
Property and equipment, net	44,942	60,909
Operating lease right-of-use assets	20,482	26,084
Deferred tax assets	10,536	16,248
Goodwill	167,630	167,724
Intangible assets, net	9,692	11,260
Other assets	21,347	24,918
Total assets	$831,478	$835,443

Liabilities and stockholders' equity
Accounts payable	$211,341	$184,016
Accrued expenses	103,101	98,959
Deferred revenue and customer advances	10,951	13,208
Total current liabilities	325,393	296,183
Term loan	204,411	—
Operating lease liabilities	28,981	33,247
Deferred tax liabilities	377	931
Other long-term liabilities	19,428	29,366
Total long-term liabilities	253,197	63,544
Total liabilities	578,590	359,727
Stockholders' equity	252,888	475,716
Total liabilities and stockholders' equity	$831,478	$835,443

iRobot Corporation
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	For the nine months ended
	September 30, 2023	October 1, 2022
Cash flows from operating activities:
Net loss	$(241,117)	$(202,193)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,367	39,078
Loss on equity investment	3,910	18,828
Stock-based compensation	25,880	23,508
Change in fair value of term loan	5,292	—
Debt issuance costs expensed under fair value option	11,837	—
Deferred income taxes, net	4,115	13,090
Other	(8,618)	4,209
Changes in operating assets and liabilities — (use) source
Accounts receivable	(7,943)	23,767
Inventory	34,675	(85,447)
Other assets	12,544	31,268
Accounts payable	28,904	(24,054)
Accrued expenses and other liabilities	(4,483)	(54,649)
Net cash used in operating activities	(113,637)	(212,595)

Cash flows from investing activities:
Additions of property and equipment	(3,132)	(8,895)
Purchase of investments	(213)	(3,150)
Sales and maturities of investments	—	17,723
Net cash (used in) provided by investing activities	(3,345)	5,678

Cash flows from financing activities:
Proceeds from employee stock plans	9	3,274
Income tax withholding payment associated with restricted stock vesting	(1,924)	(1,775)
Proceeds from credit facility	—	90,000
Proceeds from term loan	200,000	—
Payment of debt issuance costs	(11,837)	—
Net cash provided by financing activities	186,248	91,499

Effect of exchange rate changes on cash, cash equivalents and restricted cash	4,193	3,549
Net increase (decrease) in cash, cash equivalents and restricted cash	73,459	(111,869)
Cash, cash equivalents and restricted cash, at beginning of period	117,949	201,457
Cash, cash equivalents and restricted cash, at end of period	$191,408	$89,588

Cash, cash equivalents and restricted cash, at end of period:
Cash and cash equivalents	$189,649	$89,588
Restricted cash, non-current (included in other assets)	1,759	—
Cash, cash equivalents and restricted cash, at end of period	$191,408	$89,588

iRobot Corporation
Supplemental Information
(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Revenue by Geography: *
Domestic	$85,781	$147,075	$288,725	$439,626
International	100,395	131,116	294,311	385,885
Total	$186,176	$278,191	$583,036	$825,511

Robot Units Shipped *
Vacuum	585	925	1,760	2,556
Mopping	42	81	135	289
Total	627	1,006	1,895	2,845

Revenue by Product Category **
Vacuum***	$172	$251	$540	$736
Mopping and other****	14	27	43	90
Total	$186	$278	$583	$826

Average gross selling prices for robot units	$331	$314	$354	$325

Headcount	1,126	1,316

* in thousands
** in millions
*** Includes Roomba robot vacuum-related accessory revenue
**** Includes Braava robot mop-related accessory revenue and air purifier, handheld vacuum and Root

Certain numbers may not total due to rounding

iRobot Corporation
Explanation of Non-GAAP Measures
In addition to disclosing financial results in accordance with U.S. GAAP, this earnings release contains references to the non-GAAP financial measures described below. We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures.
Our non-GAAP financial measures reflect adjustments based on the following items. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.
Amortization of acquired intangible assets: Amortization of acquired intangible assets consists of amortization of intangible assets including completed technology, customer relationships, and reacquired distribution rights acquired in connection with business combinations as well as any non-cash impairment charges associated with intangible assets in connection with our past acquisitions. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. We exclude these charges from our non-GAAP measures to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.
Net Merger, Acquisition and Divestiture (Income) Expense: Net merger, acquisition and divestiture (income) expense primarily consists of transaction fees, professional fees, and transition and integration costs directly associated with mergers, acquisitions and divestitures, including with respect to the iRobot-Amazon Merger. It also includes business combination adjustments including adjustments after the measurement period has ended. The occurrence and amount of these costs will vary depending on the timing and size of these transactions. We exclude these charges from our non-GAAP measures to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.
Stock-Based Compensation: Stock-based compensation is a non-cash charge relating to stock-based awards. We exclude this expense as it is a non-cash expense, and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies.
Tariff Refunds: Our exclusion from Section 301 List 3 tariffs was reinstated in March 2022, which temporarily eliminates tariffs on our Roomba products imported from China beginning on October 12, 2021 until December 31, 2022. This temporary exclusion, which was subsequently extended until September 30, 2023, and then further extended until December 31, 2023, entitles us to a refund of all related tariffs previously paid since October 12, 2021. We exclude the refunds for tariff costs expensed during fiscal 2021 from our 2022 non-GAAP measures because those tariff refunds associated with tariff costs incurred in the past have no impact to our current period earnings.
IP Litigation Expense, Net: IP litigation expense, net relates to legal costs incurred to litigate patent, trademark, copyright and false advertising matters against SharkNinja. Any settlement payment or proceeds resulting from these infringements are included or netted against the costs. We exclude these costs from our non-GAAP measures as we do not believe these costs have a direct correlation to the operations of our business and may vary in size depending on the timing and results of such litigations and settlements.
Restructuring and Other: Restructuring charges are related to one-time actions associated with realigning resources, enhancing operational productivity and efficiency, or improving our cost structure in support of our strategy. Such actions are not reflective of ongoing operations and include costs primarily associated with severance costs, certain professional fees, costs associated with consolidation of facilities, warehouses and any other leased properties, and other non-recurring costs directly associated with resource realignments tied to strategic initiatives or changes in business conditions. We exclude this item from our non-GAAP measures when evaluating our recent and prospective business performance as such items vary significantly based on the magnitude of the action and do not reflect anticipated future operating costs. In addition, these charges do not necessarily provide meaningful insight into the fundamentals of current or past operations of our business.
Gain/Loss on Strategic Investments: Gain/loss on strategic investments includes fair value adjustments, realized gains and losses on the sales of these investments and losses on the impairment of these investments. We exclude these items from our non-GAAP measures because we do not believe they correlate to the performance of our core business and may vary in size based on market conditions and events. We believe that the exclusion of these gains or losses provides investors with a supplemental view of our operational performance.
Debt issuance costs: Debt issuance costs include various incremental fees and commissions paid to third parties in connection with the issuance of debt.
Income tax adjustments: Income tax adjustments include the tax effect of the non-GAAP adjustments, calculated using the appropriate statutory tax rate for each adjustment. We regularly assess the need to record valuation allowances based on non-GAAP profitability and other factors. We also exclude certain tax items, including the impact from stock-based compensation windfalls/shortfalls, that are not reflective of income tax expense incurred as a result of current period earnings. During the three months ended September 30, 2023, we concluded that, based on the introduction of negative evidence associated with increased expenses expected from the Term Loan issued during the quarter, it is no longer more likely than not that the net deferred tax assets are recoverable on a non-GAAP basis. Accordingly, we recorded a valuation allowance of $41.7 million as a non-GAAP adjustment during the three months ended September 30, 2023. We believe disclosure of the income tax provision before the effect of such tax items is important to permit investors' consistent earnings comparison between periods.

iRobot Corporation
Supplemental Reconciliation of GAAP Actuals to Non-GAAP Actuals
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2023	October 1, 2022	September 30, 2023		October 1, 2022
GAAP Revenue	$186,176	$278,191	$583,036		$825,511

GAAP Gross Profit	$48,013	$76,407	$138,066		$264,867
Amortization of acquired intangible assets	292	837	864		2,533
Stock-based compensation	838	548	2,226		1,574
Tariff refunds	—	—	—		(11,727)
Net merger, acquisition and divestiture expense	288	—	898		—
Restructuring and other	(17)	530	174		4,551
Non-GAAP Gross Profit	$49,414	$78,322	$142,228		$261,798
GAAP Gross Margin	25.8%	27.5%	23.7%		32.1%
Non-GAAP Gross Margin	26.5%	28.2%	24.4%		31.7%

GAAP Operating Expenses	$107,507	$144,774	$349,913		$420,436
Amortization of acquired intangible assets	(174)	(11,568)	(529)		(12,603)
Stock-based compensation	(8,537)	(7,729)	(23,654)		(21,934)
Net merger, acquisition and divestiture expense	(8,564)	(7,837)	(21,991)		(8,117)
IP litigation expense, net*	—	(312)	(91)	#	(4,234)
Restructuring and other	(169)	(4,486)	(8,062)		(5,413)
Non-GAAP Operating Expenses	$90,063	$112,842	$295,586		$368,135
GAAP Operating Expenses as a % of GAAP Revenue	57.7%	52.0%	60.0%		50.9%
Non-GAAP Operating Expenses as a % of Non-GAAP Revenue	48.4%	40.6%	50.7%		44.6%

GAAP Operating Loss	$(59,494)	$(68,367)	$(211,847)		$(155,569)
Amortization of acquired intangible assets	466	12,405	1,393		15,136
Stock-based compensation	9,375	8,277	25,880		23,508
Tariff refunds	—	—	—		(11,727)
Net merger, acquisition and divestiture expense	8,852	7,837	22,889		8,117
IP litigation expense, net*	—	312	91	#	4,234
Restructuring and other	152	5,016	8,236		9,964
Non-GAAP Operating Loss	$(40,649)	$(34,520)	$(153,358)		$(106,337)
GAAP Operating Margin	(32.0)%	(24.6)%	(36.3)%		(18.8)%
Non-GAAP Operating Margin	(21.8)%	(12.4)%	(26.3)%		(12.9)%

iRobot Corporation
Supplemental Reconciliation of GAAP Actuals to Non-GAAP Actuals continued
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2023	October 1, 2022	September 30, 2023		October 1, 2022
GAAP Income Tax Expense	$598	$59,020	$5,053		$26,718
Tax effect of non-GAAP adjustments	32,045	(16,282)	565		(27,647)
Other tax adjustments	(1,638)	(29,679)	(4,150)		(30,479)
Non-GAAP Income Tax Expense (Benefit)	$31,005	$13,059	$1,468		$(31,408)

GAAP Net Loss	$(79,205)	$(128,366)	$(241,117)		$(202,193)
Amortization of acquired intangible assets	466	12,405	1,393		15,136
Stock-based compensation	9,375	8,277	25,880		23,508
Tariff refunds	—	—	—		(11,727)
Net merger, acquisition and divestiture expense	8,852	7,837	22,889		8,117
IP litigation expense, net*	—	312	91	#	4,234
Restructuring and other	152	5,016	8,236		9,964
Loss on strategic investments	758	14	3,910		18,828
Debt issuance costs	11,837	—	11,837		—
Income tax effect	(30,407)	45,961	3,585		58,126
Non-GAAP Net Loss	$(78,172)	$(48,544)	$(163,296)		$(76,007)

GAAP Net Loss Per Diluted Share	$(2.86)	$(4.71)	$(8.73)		$(7.44)
Amortization of acquired intangible assets	0.02	0.46	0.05		0.56
Stock-based compensation	0.34	0.30	0.94		0.86
Tariff refunds	—	—	—		(0.43)
Net merger, acquisition and divestiture expense	0.32	0.29	0.83		0.30
IP litigation expense, net*	—	0.01	—	#	0.15
Restructuring and other	—	0.18	0.30		0.37
Loss on strategic investments	0.03	—	0.14		0.69
Debt issuance costs	0.43	—	0.43		—
Income tax effect	(1.10)	1.69	0.13		2.14
Non-GAAP Net Loss Per Diluted Share	$(2.82)	$(1.78)	$(5.91)		$(2.80)

Number of shares used in diluted per share calculation	27,738	27,264	27,608		27,159

Supplemental Information
Days sales outstanding	36	44
GAAP Days in inventory	161	190
Non-GAAP Days in inventory(1)	163	191

* Beginning in the three months ended July 1, 2023, we no longer exclude IP litigation expense, net from our non-GAAP performance measures.
# Reflects IP litigation expense, net recorded in the three months ended April 1, 2023.

(1) Non-GAAP Days in inventory is calculated as inventory divided by (Revenue minus Non-GAAP Gross Profit), multiplied by 91 days.

iRobot Corporation
Supplemental Data - Impact of Section 301 Tariffs
(in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Section 301 Tariff Costs	$433	$948	$1,093	$2,471
Impact of Section 301 tariff costs to gross and operating margin (GAAP & non-GAAP)	(0.2)%	(0.3)%	(0.2)%	(0.3)%
Tax effected impact of Section 301 tariff costs to net income per diluted share (GAAP)	$(0.02)	$(0.03)	$(0.04)	$(0.09)
Tax effected impact of Section 301 tariff costs to net income per diluted share (non-GAAP)	$(0.03)	$(0.05)	$(0.04)	$(0.06)

Certain numbers may not total due to rounding